Exhibit 10.1

amended and restated

Employment Agreement

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 27th day of November, 2024, by and among Peoples Security Bank and Trust Company (the “Bank”), Peoples Financial Services Corp. (the “Company”), the parent of the Bank, and James M. Bone, Jr., CPA (“Officer”).

Recital

WHEREAS, the Bank is successor by merger to FNCB Bank (formerly known as First National Community Bank) and the Company is successor by merger to FNCB Bancorp, Inc. (formerly known as First National Community Bancorp, Inc.).

WHEREAS, the Bank and the Company each desire to retain Officer as Executive Vice President, Chief Operations Officer. Officer desires to continue his employment, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the recital, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

1.            Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

1.1            “Commencement Date” means July 1, 2024 except as otherwise provided for in this Agreement.

1.2            “Bank Regulatory Agency” means any governmental authority, regulatory agency, ministry, department, statutory corporation, central bank or other body of the United States or of any other country or of any state or other political subdivision of any of them having jurisdiction over the Company or the Bank or any transaction contemplated, undertaken or proposed to be undertaken by the Company or the Bank, including, but not limited to:

(a)            the Federal Deposit Insurance Corporation;

(b)            the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Philadelphia;

(c)            the Pennsylvania Department of Banking and Securities; or

(d)            any predecessor or successor of any of the foregoing, or any Bank Regulatory Agency which the Company or Bank may become subject to supervision by as a result of a change in chartering agency or membership status in the Federal Reserve System, or change in applicable law.

1.3            “Bank Board” means the Board of Directors of the Bank.

1.4            “Code” means the Internal Revenue Code of 1986, as amended.

1.5            “Company Board” means the Board of Directors of the Company.

1.6            “Compensation Committee” means the Compensation Committee of the Company and/or the Bank as the case may be, or such other or successor committee delegated to establish or approve executive officer compensation, and that meets the requirements for independence for such committees established under applicable law, regulation and the listing requirements of any exchange on which the Company’s securities are traded (“Listing Requirements”).

1.7            “Person” means any individual, firm, association, partnership, corporation, limited liability company, group, governmental agency or other authority, or other organization or entity.

2.             Employment; Term.

2.1            Position. The Company and Bank hereby employ Officer to serve as Executive Vice President and Chief Operations Officer, and Officer accepts such employment.

2.2            Term.

(a)            The term of this Agreement shall commence on the Commencement Date and continue for a three (3) year period (“Three Year Term”) with an automatic annual renewal subject to earlier termination in accordance with the provisions of this Agreement. The first annual renewal will occur on July 1, 2027 and will continue on each July 1st thereafter. Prior to the automatic renewal as described in this Section, the Company Board will review the terms and the compensation arrangements included in the Agreement. Should the Company Board determine that it will not provide an additional annual renewal to this Agreement, the Company Board will inform the Officer in writing to that effect. In such case, the Agreement will remain in effect for the remainder of its term unless the Officer separates under the terms of Section 5.3, Section 5.4 or Section 7.2 of this Agreement or upon the Officer’s death. In the event of the Officer’s death, Sections 5.5(b), 5.5(c) and 7.3(b) will remain in effect.

3.            Duties of Officer.

3.1            Duties. Officer is employed as Executive Vice President, Chief Operations Officer of the Company and Bank, reporting directly to the CEO of the Company and Bank. Subject to the CEO’s direction, the Officer shall perform all duties and shall have all powers which are commonly incident to the office of Chief Operations Officer (or Chief Financial Officer, if appointed to such position) or which, consistent with those offices, are delegated to him by the Company Board or Bank Board.

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3.2            Performance of Services. Officer agrees to devote his full business time and attention to the performance of his duties and responsibilities under this Agreement and shall use his best efforts and discharge his duties to the best of his ability for and on behalf of the Company and Bank and to its successful operation. Officer shall comply with all laws, statutes, ordinances, rules and regulations relating to his employment and duties. During the term of this Agreement, Officer shall not at any time or place directly or indirectly engage or agree to engage in any business or practice related to the banking business with or for any other Person to any extent whatsoever, other than to the extent required by the terms and conditions of this Agreement. Officer agrees that while employed by the Company and Bank he will not, without the prior written consent of the Company Board and Bank Board, engage, or obtain a financial or ownership interest, in any other business, employment, consulting or similar arrangement, or other undertaking (an “Outside Arrangement”) if such Outside Arrangement would interfere with the satisfactory performance of his duties to the Company and Bank, present a conflict of interest with the Company or Bank, breach his duty of loyalty or fiduciary duties to the Company or Bank, or otherwise conflict with the provisions of this Agreement; provided, however, that Officer shall not be prevented from investing his assets in such form or manner as would not require any services on the part of Officer in the operation or the affairs of the entities in which such investments are made and provided such investments do not present a conflict of interest with the Company or Bank. Officer shall promptly notify the Company Board and Bank Board of any Outside Arrangement and provide the Company Board and Bank Board with any written agreement in connection therewith.

3.3            Change of Duties or Title. Subject to Section 5.2, the Company or Board of Directors may reassign the Officer to different duties or position title at its discretion, including appointing Officer as Chief Financial Officer of the Company and the Bank. Should that occur, the terms of this contract will remain in effect until (1) the contract terminates without renewal as described in Section 2.2(a), or (2) the Company, the Bank and Officer execute a new Agreement.

4.            Compensation and Benefits. As full compensation for all services rendered pursuant to this Agreement and the covenants contained herein, the Bank shall pay to Officer the following:

4.1            Salary. Beginning on the Commencement Date, Officer shall be paid a base salary (“Salary”) of $290,000 on an annualized basis. Officer’s Salary may be increased (but not decreased) from time to time at the discretion of the Company and Bank Boards based upon the recommendation of the Compensation Committee (or other approval procedure required by applicable law, regulation or Listing Requirement). Any and all such increases in Salary shall be deemed to constitute amendments to this subsection to reflect the increased amounts, effective as of the dates established for such increases by appropriate corporate action.

4.2            The Bank shall pay Officer’s Salary in equal installments in accordance with the Bank’s regular payroll periods. Payments of Salary and bonus shall be subject to the customary withholding of income and other employment taxes as is required with respect to compensation paid by an employer to an employee.

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4.3            Executive Incentive Plan Eligibility. During the term of this Agreement, Officer shall be eligible for an annual cash bonus payment in such amount and in such form as shall be approved by the Company and Bank Boards for the Officer’s position, under the terms of the Executive Incentive Plan or other bonus or incentive compensation plan, program, arrangement or award adopted or approved by the Company or Bank Board upon the recommendation of the Compensation Committee thereof (or other approval procedure required by applicable law, regulation or Listing Requirement).

4.4            Long Term Incentive Plan Awards. Officer shall receive awards under the terms of the Company’s 2023 Equity Incentive Plan (as amended from time to time) or any other equity-based compensation program which the Company or the Bank may determine appropriate based upon the recommendation of the Compensation Committee (or other approval procedure required by applicable law regulation or Listing Requirements) of the Company Board or Bank Board. If granted, the target value of the awards shall be approximately equal to the target annual cash award for which Officer may be eligible under the terms and conditions of the Executive Incentive Plan or other annual cash bonus plan that may be in effect.

4.5            Supplemental Executive Retirement Plan (SERP). Officer will be eligible to participate in a Supplemental Executive Retirement Plan under the terms and conditions that are described in the SERP Plan Document (previously referred to as the FNCB Bank Supplemental Executive Retirement Plan, as amended, as assumed by operation of law by Peoples Bank as the Peoples Security Bank and Trust Company Supplemental Executive Retirement Plan, as further amended from time to time).

4.6            Vacation and Leave. Officer shall be entitled to twenty-five (25) days of vacation and leave annually, of which ten (10) days may be carried over to the following year under the terms and conditions of the Bank’s personnel policies as in effect from time to time. Paid sick leave and excused absences will be provided in accordance with the Bank’s leave policies.

4.7            Automobile. The Bank shall provide Officer during his employment under this Agreement with the full time use of a car selected by Officer but comparable to cars available to other executive officers. Such car shall be used by Officer in accordance with any and all general car policy(ies) as the Bank may from time to time adopt. Such car shall be selected, maintained and replaced in accordance with the Bank’s general policy on cars for employees having need of a car for such use.

4.8            Benefits. The Bank will provide Officer with employee benefits consistent with those that are offered to other executive officers and employees of the Bank which comply with applicable law, regulation or Listing Requirements.

4.9            Expenses. The Bank shall promptly upon presentation of proper expense reports therefor reimburse Officer, in accordance with the policies and procedures established from time to time by the Company and/or Bank Board for its senior executive officers, for all reasonable and customary travel and other out-of-pocket expenses incurred by Officer in the performance of his duties and responsibilities under this Agreement and promoting the business of the Company and Bank, including appropriate membership fees, dues and the cost of attending meetings and conventions.

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4.10          Membership Dues. The Bank will provide Officer with repayment of annual dues at a Country Club and/or other social club(s) based in Northeastern Pennsylvania, subject to the agreement by the Bank’s Chief Executive Officer. This payment is being provided with the expectation that such membership will assist the Bank with business development.

4.11          Retirement Plans. Officer shall be entitled to participate in any and all qualified pension or other qualified retirement plans of the Company or Bank, which may be applicable to executive personnel of the Bank.

4.12          Eligibility. Participation in any health, life, accident, disability, medical expense or similar insurance plan or any qualified pension or other retirement plan shall be subject to the terms and conditions contained in such plan. All matters of eligibility for benefits under any insurance plans shall be determined in accordance with the provisions of the applicable insurance policy issued by the applicable insurance company.

5.            Termination of Agreement. This Agreement may be terminated prior to expiration of the term as provided below.

5.1            Definition of Cause. For purposes of this Agreement, “Cause” means:

(a)            any act of theft, fraud, intentional misrepresentation or similar conduct by Officer in connection with or associated with the services rendered by Officer to the Company or Bank under this Agreement;

(b)            any Bank Regulatory Agency formal action or proceeding against Officer as a result of his negligence, fraud, malfeasance or misconduct;

(c)            any of the following conduct on the part of Officer that has not been corrected or cured within thirty (30) days after having received written notice from the Company or Bank Board detailing and describing such conduct:

(i)              the use of drugs, alcohol or other substances by Officer to an extent which materially interferes with or prevents Officer from performing his duties under this Agreement;

(ii)             failure by or the inability of Officer to devote full time, attention and energy to the performance of his duties pursuant to this Agreement (other than by reason of his death or disability);

(iii)            intentional material failure by Officer to carry out the explicit lawful and reasonable directions, instructions, policies, rules, regulations or decisions of the Company Board or Bank Board, which are consistent with his position as Executive Vice President, Chief Operations Officer (or Chief Financial Officer, if so appointed) of the Company and Bank;

(iv)            any action (including any failure to act) or conduct by Officer in violation of a material provision of this Agreement (including but not limited to the provisions of Section 6 hereof, which shall be deemed to be material);

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(v)             willful or intentional misconduct on the part of Officer that results in material injury to the Company or Bank or any of its subsidiaries or affiliates;

(vi)             any willful or intentional violation of the Bank’s Code of Business Conduct and Ethics Policy or Conflict of Interest Policy (or their successor policies addressing the same subject matter); or

(vii)            any willful or intentional violation of the Bank’s Employee Conduct Policy as defined in the Bank’s Employee Handbook.

5.2            Definition of Good Reason. For purposes of this Agreement, “Good Reason” means:

(i)               a material reduction in Officer’s annual compensation or a material reduction in his overall benefits package;

(ii)              Officer’s duties or position have been materially reduced (and solely with respect to a Change in Control Termination, such that Officer is not in a comparable position (with the same salary and at least the same level of other compensation and benefits in effect immediately prior to the Change in Control) with the surviving corporation to the position he held immediately prior to the Change in Control), or,

(iii)             Officer being required to relocate to a principal place of employment more than 50 miles from Scranton, Pennsylvania, and within fifteen (15) days after written notification to Officer of such compensation reduction, position reduction, relocation or change of business travel requirements, Officer notifies the Board of Directors of the Company and the Bank or their respective successors that he is terminating his employment for Good Reason due to such change in his employment unless such change is cured within thirty (30) days of such notice by providing him with comparable compensation or a comparable position (including the same salary, and at least the same level of other comparable compensation and benefits), and/or a principal place of employment within 50 miles from Scranton, Pennsylvania.

In addition to the foregoing, from and after Officer’s appointment as Chief Financial Officer of the Company, if applicable, until December 31, 2025, if Officer resigns from his employment with the Company and the Bank, subject to Section 5.3(a), such resignation shall be deemed a resignation for “Good Reason” for purposes of Section 5.5.

5.3            Termination by Bank.

(a)            For Cause. The Company and Bank shall have the right to cancel and terminate this Agreement and Officer’s employment for Cause immediately on written notice, with his compensation and benefits ceasing as of his last day of employment, provided, however, that Officer shall be entitled to benefits through the last day of employment and accrued compensation to that date. Notwithstanding anything herein to the contrary, if after Officer’s termination of employment designated as a reason other than termination by the Company for Cause (including a termination without Cause or Officer’s resignation with or without Good Reason), the Company or Bank discovers that Officer’s employment could have been terminated for Cause, then the Company and Bank may in its discretion recharacterize such termination as a termination for Cause and take appropriate action, including, without limitation, ceasing any additional, and recouping any already paid, severance and benefits paid pursuant to Section 5 or Section 7.

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(b)            Without Cause. The Company and Bank shall have the right to cancel and terminate this Agreement and Officer’s employment at any time without cause on written notice for any or no reason, with Officer’s compensation and benefits ceasing as of his last day of employment, subject to the provisions of Section 5.5 and Section 7. Officer agrees that if the Company or Bank terminate his employment Without Cause, he will immediately resign from any and all positions held with the Company, the Bank or any other subsidiary, trust, plan or other entity for which Officer may be serving as a director, officer, member, trustee, employee or otherwise.

5.4            Termination by Officer. Officer shall have the right to cancel and terminate this Agreement and his employment at any time on thirty (30) days prior written notice (or such notice requirements under the definition of Good Reason) to the Company Board and Bank Board, with his compensation and benefits ceasing as of his last day of employment, subject to the provisions of Section 5.5 and Section 7, provided, however, that he shall be entitled to benefits through the last day of employment and accrued compensation to that date. Officer agrees to resign from any and all positions held with the Company, the Bank or any other subsidiary, trust, plan or other entity for which Officer may be serving as a director, officer, member, trustee, employee or otherwise, effective upon the date of delivery of his written notice terminating this Agreement.

5.5            Severance. If Officer’s employment with the Company and Bank is terminated by the Company and Bank or its successors during the term Without Cause, or Officer resigns from his employment with the Company and Bank for Good Reason, the Bank or its successors shall:

(a)            pay to Officer a total Severance payment equal to 2 years base salary at the highest rate in effect during the twelve (12) month period immediately preceding Officer’s last day of employment plus the average cash award paid to Officer over the last three preceding years from the Executive Incentive Plan;

(b)            pay any Severance due Officer pursuant to Section 5.5 in installments over twenty-four (24) months on the same schedule as he was paid immediately prior to the date of termination, each installment to be the same amount he would have been paid under this Agreement if he had not been terminated. In the event of the Officer’s death during the period of time while he is receiving Severance, Officer’s estate will be paid the remaining component of Severance to which the Officer is entitled under the terms of this Agreement. In the event Officer breaches any provision of Section 6 of this Agreement, Officer’s entitlement to any Severance and benefits, if and to the extent not yet paid, shall thereupon immediately cease and terminate. Notwithstanding anything to the contrary contained herein, if Officer’s termination of employment occurs less than 21 days prior to the end of any calendar year, no Severance payment shall be made hereunder until after the commencement of the next calendar year; and

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(c)            provide Officer at no charge, during the period that Officer is receiving Severance payments as described in Sections 5.5(a) and (b), with a continuation of medical benefits at terms no less favorable than the health and medical benefits in effect on the date of termination of the Officer’s employment and including any dependents being covered by the Officer on the date of his termination who remain eligible for medical benefits under the terms of the Bank’s medical plan. To the extent such benefits cannot be provided under a plan because Officer is no longer an employee of the Bank or it is not in the Bank’s best interests to provide such benefits due to the applicable nondiscrimination requirements set forth in Section 1001 of the Patient Protection and Affordable Care Act, as amended, a dollar amount equal to the after-tax cost (estimated in good faith by the Bank) of obtaining such benefits, or substantially similar benefits, shall be paid to the Officer within thirty (30) days following the date of termination, on a date determined by the Bank; provided, however, that Officer shall not be entitled to any such payments if his employment is terminated in accordance with the provisions of Section 5.3(a) or 5.4.

Notwithstanding anything to the contrary herein, in the event that Officer accepts employment during the Severance pay period, as outlined above, with an entity such that the employment by that entity is not in violation of Section 6 of this Agreement, the Company and Bank agree that payment of the Salary and health and medical benefits shall continue for the Severance pay period with no right of setoff. Notwithstanding anything to the contrary herein, Officer shall not be entitled to any severance or benefits set forth in this Section 5.5 unless Officer first signs, and does not revoke a general release in favor of the Company and the Bank and their affiliates and containing such other reasonable terms as the Company and/or the Bank reasonably requires.

5.6            Resignation from Positions. Officer agrees that if his employment is terminated for any reason whatsoever, he will immediately resign from any and all positions held with the Company, the Bank or any other subsidiary, trust, plan or other entity for which Officer may be serving as a director, officer, member, trustee, employee or otherwise.

6.            Confidentiality, Non-Competition; Non-Interference.

6.1            Confidential Information. Officer, during employment by the Company and Bank, will have access to and become familiar with various confidential and proprietary information of the Bank, the Company, their subsidiaries and/or affiliates (“Confidential Information”), including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel-related information (including compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of the Company and Bank, their subsidiaries and/or affiliates which is made available only to employees with a need to know or which is not generally made available to the public. Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement.

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6.2            Nondisclosure. Officer hereby covenants and agrees that he shall not at any time, directly or indirectly, disclose, divulge, reveal, report, publish, or transfer any Confidential Information to any Person, or use Confidential Information in any way or for any purpose, except as required in the course of his employment by the Company and Bank or as required by law, or to Officer’s personal representatives and professional advisers as is required for purposes of rendering tax or legal advice. The covenant set forth in this Section 6.2 shall not apply to information now known by the public or which becomes known generally to the public (other than as a result of a breach of this Section 6 by Officer). Nothing in this Agreement shall prohibit or restrict Officer from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization and/or pursuant to the Sarbanes-Oxley Act, including but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General; (c) accepting any U.S. Securities and Exchange Commission awards; (d) speaking with law enforcement, the equal employment opportunity commission, the state division of human rights, the attorney general, a local commission on human rights, or an attorney retained by Officer; or (e) making any other disclosures under the whistleblower provisions of federal or state law or regulation. In addition, nothing in this Agreement prohibits or restricts Officer from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Officer does not need the prior authorization of the Company or the Bank to make any such reports or disclosures to any administrative, governmental, legislative, regulatory or supervisory authority or self-regulatory organization, and Officer will not be required to notify the Company or the Bank that such reports or disclosures have been made. Pursuant to 18 U.S.C. § 1833(b), Officer will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company or the Bank or any of their respective subsidiaries that (a) is made (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to Officer’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Officer files a lawsuit for retaliation by the Company or the Bank for reporting a suspected violation of law, Officer may disclose the trade secret to Officer’s attorney and use the trade secret information in the court proceeding, if Officer files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

6.3            Documents. All files, papers, records, documents, compilations, summaries, lists, reports, notes, databases, electronic records, tapes, sketches, drawings, memoranda, and similar items (collectively, “Documents”), whether prepared by Officer, or otherwise provided to or coming into the possession of Officer, that contain any proprietary information about or pertaining or relating to the Company or Bank, their respective parents, subsidiaries and/or affiliates and/or their businesses (“Proprietary Information”) shall at all times remain their exclusive property. Promptly after a request by the Company or the Bank or the termination of Officer’s employment, Officer shall take reasonable efforts to (i) return to the Company and Bank all Documents in any tangible form (whether originals, copies or reproductions) and all computer disks or other electronic media (including bank-owned or provided electronic devices containing company or bank documents or images) containing or embodying any Document or Proprietary Information and (ii) purge and destroy all Documents and Proprietary Information in any intangible form (including computerized, digital or other electronic format) as may be requested in writing by the Company or the Bank, and Officer shall not retain in any tangible form any such Document or any summary, compilation, synopsis or abstract of any Document or Proprietary Information.

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6.4            Non-Competition.

(a)            Officer hereby acknowledges and agrees that, during the course of employment by the Company and Bank, he will become familiar with and involved in all aspects of the business and operations of the Company, the Bank, its subsidiaries and affiliates. Officer hereby covenants and agrees that from the Commencement Date of this Agreement until either: (1) twelve months after the Officer has separated from employment as described in Section 5.3; or (2) twelve months after a Change of Control Termination has occurred as described in Section 7.2, or, (3) Officer has received a waiver as described in Section 6.4(c), Officer will not at any time, directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, partner, principal, member, employee, contractor, consultant or otherwise) render any services to a bank or savings and loan or a holding company of a bank or savings and loan company (collectively, hereinafter referred to as a “Financial Institution”) that is headquartered or has a branch located in either Lackawanna, Luzerne or Wayne County, Pennsylvania.

(b)            Section 6.4 shall not apply if prior to one year following his last day of employment, there is a Change of Control event as defined in Section 7 of this document.

(c)            In the event that a Financial Institution that is headquartered or has a branch in either Lackawanna, Luzerne or Wayne County, Pennsylvania contacts Officer for the purpose of requesting that Officer engage in competition against Company and Bank during the period of time that Officer is subject to the provisions as described in Section 6.4(a) Officer may notify the Company and Bank in writing of his request for the Company and Bank to waive the provisions of Section 6.4 of this Agreement. The Company and Bank shall consider Officer’s request for a waiver but is under no obligation to grant the waiver. If, in its absolute and sole discretion, the Company and Bank agrees to grant the waiver request, the waiver shall not become effective until Officer, the Company and the Bank shall have entered into a mutually agreed, written and fully executed modification of this Agreement, outlining the terms and conditions of the waiver.

6.5            Non-Interference. Officer hereby covenants and agrees that from the Commencement Date until the provisions of Section 6.4 are no longer in effect, he will not, directly or indirectly, for himself or any other Person (whether as a proprietor, owner, agent, officer, director, partner, principal, member, employee, contractor, consultant or any other capacity), induce or attempt to induce any customers, suppliers, officers, employees, contractors, consultants, agents or representatives of, or any other person that has a business relationship with the Company, the Bank or any of its subsidiaries and affiliates to discontinue, terminate or reduce the extent of their relationship with the Company, the Bank and/or any such subsidiary or affiliate or to take any action that would disrupt or otherwise be disadvantageous to any such relationship.

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6.6            Injunction. In the event of any breach or threatened or attempted breach of any such provision by Officer, the Company and Bank shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining Officer and each and every other Person involved therein from the continuation of such violative acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, without being required to furnish any bond or other security.

6.7            Reasonableness.

(a)            Officer has carefully read and considered the provisions of Section 6 and, having done so, agrees that the restrictions and agreements set forth in Section 6 are fair and reasonable and are reasonably required for the protection of the interests of the Company, the Bank and its business, the Company’s shareholders, directors, officers and employees. Officer further agrees that the restrictions set forth in this Agreement will not impair or unreasonably restrain his ability to earn a livelihood.

(b)            If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction set forth in this Section 6 exceeds the maximum duration, geographic area or scope that is reasonable and enforceable under applicable law, the parties agree that said provision shall automatically be modified and shall be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the parties direct the court to make, and the parties agree to be bound by such modified provision or restriction.

7.            Change in Control.

7.1            Definition. “Change in Control” means and shall be deemed to have occurred if:

(a)            there shall be consummated (1) any consolidation, merger, share exchange, or similar transaction relating to the Company, in which the Company is not the continuing or surviving entity or pursuant to which shares of the Company’s capital stock are converted into cash, securities of another entity and/or other property, other than a transaction in which the holders of the Company’s voting stock immediately before such transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting power of the surviving entity, or (2) any sale of all or substantially all of the assets of the Company or Bank, other than a transfer of assets to a related person which is not treated as a change in control event under §1.409A-3(i)(5)(vii)(B) of U.S. Treasury Regulations;

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(b)            any person (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall after the Commencement Date become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty-one percent (51%) or more of the voting power of then all outstanding securities of the Company entitled to vote generally in the election of directors of the Company (including, without limitation, any securities of the Company that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such person), provided, however that the acquisition by any person or group of persons acquiring beneficial ownership of such level of voting power in connection with a recapitalization transaction or the purchase of newly issued securities directly from the Company, approved by the Company Board in office as of the date of this Agreement (the “Incumbent Board”), shall not be considered a Change in Control for purposes of this Section 7.1(b), and provided further that any person who becomes a member of the Company Board and whose nomination, election or appointment as a director was approved by at least a majority of the directors comprising the Incumbent Board, or by a nominating committee of the Company Board, the membership of which was approved by at least a majority of the directors comprising the Incumbent Board, shall, for purposes of this Section 7.1(b) be considered as a member of the Incumbent Board;

(c)            where over a twelve-month period, a majority of the members of the Board of Directors of the Company (the “Board”) are replaced by directors whose appointment or election was not endorsed by a majority of the members of the Board in office prior to such appointment or election; or

(d)            Notwithstanding the foregoing, if the event purportedly constituting a Change in Control under Section 7.1(a), Section 7.1(b) or Section 7.1(c) does not also constitute a “change in ownership” of the Company, a “change in effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code and the regulations and administrative guidance promulgated thereunder (“Section 409A”), then such event shall not constitute a “Change in Control” hereunder. Additionally, no event shall constitute a “Change of Control” under Section 7.1(a), Section 7.1(b) or Section 7.1(c) to the extent that the acquisition of beneficial ownership of voting securities of the Company by the person or group results from an acquisition directly from the Company (or from an underwriter with which the Company has entered into an agreement for a firm commitment underwriting of the Company’s securities) in a capital raising transaction.

7.2            Change in Control Termination. For purposes of this Agreement, a “Change in Control Termination” means that while this Agreement is in effect:

(a)            Officer’s employment with the Company or Bank is terminated without Cause within one hundred twenty (120) days immediately prior to and in conjunction with a Change in Control or within one (1) year following consummation of a Change in Control; or

(b)            Within one year following the consummation of a Change in Control, the Officer resigns from his employment with the Company and Bank (or their respective successors) for Good Reason. If Officer’s employment is terminated under this Section, his last day of employment shall be mutually agreed to by Officer, the Company Board and the Bank Board or its successors, but shall be not more than sixty (60) days after such notice is given by Officer.

(c)            A Change in Control Termination shall also be deemed to have occurred if Officer is not appointed as Chief Financial Officer of the Company on or before September 1, 2025, unless prior to September 1, 2025, Officer dies or resigns his employment with the Company without Good Reason.

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7.3            Change in Control Payment.

(a)            If there is a Change in Control Termination, the Company and Bank or its successor shall pay to Officer cash compensation equal to 2.99 years base salary at the highest rate in effect during the twelve (12) month period immediately preceding Officer’s last day of employment plus the average cash award paid to Officer over the last three years from the Executive Incentive Plan. Payments shall be made to Officer in installments over thirty-six (36) months on the same schedule as he was paid immediately prior to the Change of Control Termination.

(b)            In the event of the Officer’s death during the period of time while he is receiving Change of Control payments, Officer’s estate will be paid the remaining Change of Control payments to which the Officer is entitled under the terms of this agreement. In the event Officer breaches any provision of Section 6 of this Agreement, Officer’s entitlement to any Severance and benefits, if and to the extent not yet paid, shall thereupon immediately cease and terminate.

(c)            If this Agreement is terminated pursuant to Sections 7.2(a), (b) or (c), then the Company and Bank shall continue to administer and pay for Officer’s health and medical insurance benefits (substantially similar to those which Officer is receiving immediately prior to the occurrence of the circumstance giving rise to such termination), so long as the Bank is permitted pursuant to regulatory provisions, until the date that Officer ceases receiving payments under this Agreement. Such months of continued coverage will be counted towards the number of months of continued coverage to which Officer (and any of his covered dependents) is entitled pursuant to COBRA or any similar law.

(d)            Notwithstanding anything to the contrary herein, in the event that Officer accepts employment during the Change of Control payment period, as outlined above, with an entity such that the employment by that entity is not in violation of Section 6 of this Agreement, the Bank agrees that payment of the Salary and health and medical benefits shall continue for the Change of Control payment period with no right of setoff.

(e)            Notwithstanding anything to the contrary contained herein, the rights of Officer under this Section 7.3 and the rights of Officer under Section 5.5 of this Agreement shall be mutually exclusive. Officer shall have the right to the payments and benefits under whichever Section is applicable, but shall not have the right to recover under both Sections. Notwithstanding anything to the contrary herein, Officer shall not be entitled to any severance or benefits set forth in this Section 7 unless Officer first signs, and does not revoke a general release in favor of the Company and the Bank and their affiliates and containing such other reasonable terms as the Company and/or the Bank reasonably requires.

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7.4            Adjustment.

(a)            Notwithstanding anything in this Agreement to the contrary, if the Determining Firm (as defined in Section 7.4(b)) determines that any portion of the payment described in Section 7.3(a) (the “Change Payment”) and/or the portions, if any, of other payments or distributions in the nature of compensation by the Bank to or for the benefit of Officer (including, but not limited to, the value of the acceleration in vesting of restricted stock, options or any other stock-based compensation) whether or not paid or payable or distributed or distributable pursuant to the terms of this Agreement (collectively with the Change Payment, the “Aggregate Payment”), would cause any portion of the Aggregate Payment to be subject to the excise tax imposed by Code Section 4999 or would be nondeductible by the Company or Bank pursuant to Code Section 280G (such portion subject to the excise tax or being nondeductible, the “Parachute Payment”), the Aggregate Payment will be reduced, beginning with the Change Payment, to an amount which will not cause any portion of the Aggregate Payment to constitute a Parachute Payment.

(b)            All determinations required to be made under this Section 7.4, will be made by a reputable law or accounting firm (the “Determining Firm”) selected by the Company. All fees and expenses of the Determining Firm will be obligations solely of the Bank. The determination of the Determining Firm will be binding upon Officer and the Bank.

7.5            Construction; Compliance with 409A, Delay in Payment.

(a)            It is the intention of the parties hereto that this Agreement and the payments provided for hereunder shall be in accordance with Section 409A, and thus avoid the imposition of any excise tax and interest on Officer pursuant to Section 409A(a)(1)(B) of the Code, and this Agreement shall be interpreted and construed consistent with this intent. Officer acknowledges and agrees that he shall be solely responsible for the payment of any excise tax or penalty which may be imposed or to which he may become subject as a result of the payment of any amounts under this Agreement.

(b)            Notwithstanding anything to the contrary contained herein, any payment hereunder that is considered “nonqualified deferred compensation” that is to be made to Officer while he is a “specified employee”, in each case as defined and determined for purposes of Section 409A, within six months following Officer’s “separation from service” (as determined in accordance with Section 409A), then to the extent that such payment is not otherwise permitted under Section 409A such that it would be exempt from the excise tax thereunder, such payment shall be delayed and shall be paid on the first business day of the seventh calendar month following Officer’s separation from service, or, if earlier upon Officer’s death. To the extent that any payment to Officer which is payable in installments is required to be deferred pursuant to this Section 7.5(b), such deferred installments shall be paid on the first business day of the seventh month following Officer’s separation from service, or, if earlier upon Officer’s death, and any remaining installments shall be paid as scheduled. For purposes of this Agreement, any payment to Officer which is payable in installments represents the right to a series of separate payments.

(c)            The parties hereto agree that they shall take such actions as may be necessary and permissible under applicable law, regulation and guidance to amend or revise this Agreement in order to fully comply with Section 409A.

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7.6            Claw Back Provision. Officer agrees that the Bank can suspend, prevent or claw back the Severance Payments or Change Payments paid to the Officer pursuant to Section 5.5 or 7.3 of this Agreement in the event that either the Company, the Bank or a federal or state regulatory or law enforcement authority determines that the Officer:

(a)            Committed any fraudulent act or omission, breach of trust or fiduciary duty, or insider abuse with regard to the Bank or Company that has had or is likely to have a material adverse effect on the Bank or Company;

(b)            Was substantially responsible for the insolvency of, the appointment of a conservator or receiver for, or the troubled condition, as defined by applicable regulations of the appropriate federal banking agency, of the Company or Bank;

(c)            Materially violated any applicable federal or state banking law or regulation that has had or is likely to have a material effect on the Company or Bank; or

(d)            Violated or conspired to violate one or all of Sections 215, 656, 657, 1005, 1006, 1007, 1014, 1032, or 1344 of Title 18 of the United States Code, or Sections 1341 or 1343 of such Title affecting a federally insured financial institution as defined in title 18 of the United States Code.

8.            Certain Regulatory Events.

8.1            If Officer is removed and/or permanently prohibited from participating in the conduct of the Company or Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the FDIA, all obligations of the Company and Bank under this Agreement shall terminate as of the effective date of the order.

8.2            If a notice served under Sections 8(e)(3) or 8(g)(1) of the FDIA suspends and/or temporarily prohibits Officer from participating in the conduct of the Company or Bank’s affairs, the Company and Bank’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion, (i) pay Officer all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations that were suspended.

8.3            If the Bank is prohibited from making a payment hereunder, or agreeing to make a payment hereunder, under Part 359 of the regulations of the Federal Deposit Insurance Corporation (the “FDIC”), then the Bank shall not be obligated to make such payment, and Officer shall have no right to receive such payment, provided however that the Company and Bank shall use its reasonable best efforts to make a partial payment(s) and to contest any adverse finding or payment prohibition. If the Bank is prohibited from making a payment hereunder without the prior consent or approval of the FDIC, OCC or another appropriate federal banking agency, then the Bank shall not be obligated to make such payment, and Officer shall have no right to receive such payment, unless such consent or approval is received.

8.4            The occurrence of any of the events described in Section 8.1 or 8.2 above may be considered by the Company or Bank in connection with a termination for Cause.

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9.              Assignability. Officer shall have no right to assign this Agreement or any of his rights or obligations hereunder to another party or parties.

10.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts executed and to be performed therein, without giving to the choice of law rules thereof.

11.            Legal Expenses. The Bank shall reimburse Officer for all reasonable legal fees and expenses he may incur in seeking to obtain or enforce any right or benefit provided by this Agreement, but only with respect to such claim or claims upon which Officer prevails. Such payments shall be made within fourteen (14) days after delivery of Officer’s written request for payment accompanied with such evidence of fees and expenses incurred as the Bank may reasonably require.

12.            Notices. All notices, requests, demands and other communications required to be given or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been given (1) when hand delivered to the other party, or (2) three (3) business days after the same have been deposited in a United States post office with first-class certified mail, return receipt, postage prepaid and addressed to the parties as set forth below; or (3) the next business day after same have been deposited with a national overnight delivery service reasonably approved by the parties (Federal Express and UPS being deemed approved by the parties), postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party received a confirmation of delivery from the delivery service provider. The address of a party set forth below may be changed by that party by written notice to the other from time to time pursuant to this Section.

To the Company or the Bank:	Peoples Financial Services Corp.
Peoples Security Bank and Trust Company
100 S Blakley St.
Dunmore, PA 18512-2239
Attention: Chief Executive Officer

With a copy to:	Peoples Financial Services Corp.
Peoples Security Bank and Trust Company
100 S Blakley St.
Dunmore, PA 1851
Attention: General Counsel

To Officer:	James M. Bone, Jr., CPA
[*]

13.            Entire Agreement. This Agreement contains all of the agreements and understandings between the parties hereto with respect to the employment of Officer by the Company and Bank, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof, including that certain Employment Agreement, dated as of October 1, 2015, by and among First National Community Bancorp, Inc., First National Community Bank and Officer, as amended. No oral agreements or written correspondence shall be held to affect the provisions hereof. No representation, promise, inducement or statement of intention has been made by either party that is not set forth in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

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14.            Headings. The Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

15.            Severability. Should any part of this Agreement for any reason be declared or held illegal, invalid or unenforceable, such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement has been executed with the illegal, invalid or unenforceable portion thereof eliminated.

16.            Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought. The failure of either party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term, provision or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term, provision or covenant contained in this Agreement.

17.            Binding Effect. This Agreement is and shall be binding upon, and inures to the benefit of the Company, the Bank, their respective successors and assigns, and Officer and his heirs, executors, administrators, and personal and legal representatives.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PEOPLES FINANCIAL SERVICES CORP.		PEOPLES SECURITY BANK AND TRUST COMPANY

By:	/s/Gerard A. Champi	By:	/s/Gerard A. Champi

Title:	President	Title:	President

/s/James M. Bone, Jr., CPA
James M. Bone, Jr., CPA

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